Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2006 relating to the consolidated financial statements and financial statement schedule, which appears in Avid Technology, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 27, 2008